EXHIBIT 99.2
FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

FLOWSERVE
Moderator: Zac Nagle
November 10, 2006
10:00 am CT

Operator:	Good morning, and welcome to the Flowserve’s Corporation Third Quarter Earnings Conference Call with Senior Management. Today’s call will be recorded and transcribed.

Flowserve wishes to emphasize to everyone listening on the call that certain statements made during the course of this call are forward looking. These statements are not guarantees of future performance and are subject to significant risk and uncertainties that could cause actual results to differ materially from those discussed during the call.

All participants will be in a listen only mode. There will be a question and answer session after management’s remarks. If you ask a question, please star 1 on your touch tone phone. To withdraw your question, press star and the number 2.

In the interest of time, we will limit each person to one question and one follow-up question. You are welcome to reinsert yourself in the queue at any time by pressing star 1 again. I will now turn the call over to Zac Nagle, Vice President of Investor Relations, please go ahead sir.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

Zac Nagle:	Thank you operator, and hello everyone. Welcome to the Flowserve Investor Conference Call. Thank you for joining us. This call is also being web cast including a PowerPoint presentation via our website at www.Flowserve.com under the Investor tab.

For those of you who have access today’s call through our dial in phone number and wish to also follow along with the presentation by our website, please click on the click here to listen via phone icon at the bottom of the event details page.

A replay of this call will also be available on our website today beginning at 2pm Eastern Standard Time. Joining me today from Flowserve are Lew Kling, President and CEO, CFO, Mark Blinn and our Chief Accounting Officer (Dick Guiltinan).

We will start the call with some opening comments on the state of the business and the third quarter financial performance from Lew. Followed by Mark who will provide more details on the financials in the quarter. We will then come back and add a few closing comments before we open the lines up for Q&A.

In addition I remind you that today’s discussion may contain forward looking statements that are subject to known and unknown risk, uncertainties and other factors please refer to our annual report and Form 10K and Q for the company’s Safe Harbor Statements, which can also be viewed on the company’s website for a fill discussion of these risks.

Now I would like to turn the call over to Lew Kling, President and CEO of Flowserve.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

Lewis Kling:	Thanks Zac and good morning. On September 29th when we filed our first and second quarter 10Q’s for 2006 I announced that Flowserve had finally become currents with its SEC filings.

And as of yesterday with the release of our Third Quarter 10Q, we began honoring our commitment to both you and ourselves to remain a current filing.

So with that behind us, I would like to provide a overview of the Third Quarter Financials and a update on the excellent health of the company. I will then turn it over to Mark to get into the details of the numbers.

Let’s begin with some of the high points for the quarter shown in Slide 4. I am very pleased to announce we have now turned in our seventh straight quarter of significant bookings growth.

Our third quarter bookings from continuing operations were up over 15% when compared with 2005, and over 24% year to date. In addition, there has been an acceleration in sales which are up sharply to almost 19% for the quarter, and over 11% year to date.

Gross profit dollars were up almost 18% for the quarter, and over 14% for the year. The operating income was up over 10% for the quarter, and over 24% year to date.

This growth trend has been occurring at the same time we are managing our internal performance metrics that drive our business. Such as on time delivery, which is now approaching about 90%, a significant increase from a few short years ago.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

As you can see on Slide 5, there has been a significant quarter over quarter bookings growth in the business. With the third quarter adding another 15% to our order book, comparing our orders to 2004, before the significant organic bookings growth, we have consistently been experiencing over 40% quarter over quarter increase in orders.

It should be noted that these figures all exclude discontinued operations. Our leadership teams are successfully managing this growth in our factories by increasing productivity, carefully increasing capacity where necessary and maintaining our operational metrics.

The next slide shows are historic year over year bookings growth. The growth in the years 2001 through 2002 were mainly driven by acquisitions including the IDP Pump business acquired in 2000, and the IFC valve business acquired in 2002.

Since 2003, our accelerated growth has been primarily organic. As we look into the fourth quarter this year we continue to see strong end markets in all of our sectors.

Our sales growth is also strong and improving as we continue to convert our significant backlog into revenues. As we have said previously the conversion time from bookings to sales has increased due to the expanded customer directed delivery schedules.

These are due to three factors, the increased size and complexity of the projects which tends to fall right into our sweet spot. The customers desire to insure availability of Flowserve’s manufacturing capability by getting into our

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

queue early and, the general tightness of the supply chain as it relates to the customers balance of their plant.

Since there has been no significant acquisitions since 2002, the sales growth since 2003 is truly representative of the organic growth we are experiencing in our core markets.

As you can see on Slide 8, we have broken out the third quarter year to date numbers to give you a better idea of where the growth in bookings and sales is actually coming from.

While all in (glass) are obviously driving a significant amount of this growth, we also experiencing growth in our general industry segment, water segment and power segment while holding steady in our chemical and pharmaceutical business.

On a geographic basis, our largest year over year sales growth has been led by Asia Pacific, North America and the combination of Europe and Middle East and Africa known as EMA led by the sales growth in the Middle East. This means we truly have a geographically diverse global business which is not dependent on any one particular region of the world.

Slide 9 shows the net income at the end of the third quarter increasing 176% from $27 million to $74 million on a year over year basis. This year to date improvement is comprised of increased gross profit and a reduced interest expense slightly offset by some increased SG&A expense.

The improvement was also impacted by the $28 million refinance charge taken in 2005, which was needed to replace our old high yield debt with lower

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

cost financing and our highly successful $1 billion refinancing at much lower rates.

When we look at Q3 in more detail on Slide 10 we see a 15.3% increase in bookings quarter over quarter. And a year to date increase of 24.4% as compared to 2005 — excluding discontinued operations.

When excluding currency the year to date growth was over 25%. Sales increased 18.7% quarter over quarter. And a 11.3% year to date, reflecting the strong growth in our markets especially oil and gas.

This also reflects the acceleration of sales that were beginning to convert our strong bookings growth. As you can see on Slide 11, gross profit increased almost 18% to $248 million in the third quarter, and increased 14.3% to $714 million year to date.

Our gross profit margin decreased 30 basis points on significantly higher sales in the third quarter, driven primarily by a shift in product mix resulting from a significantly higher growth rate in original equipment sales, versus after market sales in our pump division.

And a few shipments delayed to Q4, most of which have already been shipped, and thereby increasing revenues for Q4. Having some small delays on large projects is very typical in any business with zero to 24 month bill cycles.

And when these delays come at the end of period it impacts the margin temporarily. In fact we expect continued momentum in our sales growth and improved gross product deficiency in the fourth quarter.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

On a year to date basis, our gross profit margin has increased 90 basis points to 32.8%. And our operating income for the quarter increased over 10% to $60 million and increased almost 25% to almost $170 million year to date.

The operating margin decreased 60 basis points in the third quarter due to the decrease in gross margin just mentioned and a slight increase in the percentage of SG&A.

As I have just noted, we expect improved gross profit efficiency in the fourth quarter which should positively impact operating margins.

On a year to date basis, our operating income margin increased 80 basis points to 7.8%. On a year to date basis our operating income margin increased 80 basis points to 7.8%.

I would like to close with a discussion of our stock repurchase program which we have previously announced. As well as our stock option overhang and some possible executive stock sales.

With respect to the share repurchase program, the board of directors in September approved the repurchase of up to 2 million shares of Flowserve stock on the open market.

We have not been able to commence this program due to our compliance with SEC Safe Harbor Regulations prohibiting this action until after we filed the third quarter 10Q. We do believe that our stock buy back program is a good investment for the company and its shareholders and a good use of our short term cash flow.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

While the top management of the company has been in a black out period, former executives as well other employers have exercised approximately 1.6 million options in the open market since September 29th, over half of which came from former CEO’s. It should be noted that the market absorbed this additional equity without the repurchase program even being implemented.

As to existing management, we expect to see a limited amount of option exercises and stock sales by current officers and directors to handle cash tax liabilities. And in the case of two long term employees asset diversification and part of the prudent retirement financial planning.

In all cases the selling officers will still maintain substantial ownership in the company. And I want to emphasize that neither Mark or I are planning to sell any Flowserve holdings.

Furthermore, I want to add that this share repurchase should not significantly restrict our ability to move on strategic acquisitions, paid dividends, or purchase additional stock as we have strengthen our balance sheet substantially over the past few years.

And now let me turn it over to Mark for more details on our third quarter and year to date performance.

Mark Blinn:	Thank you Lew and, good morning everyone. Today what I’m going to discuss with you are the division financials. We’ll talk about consolidated highlights including SG&A, and (UPS) growth, working capital, cash flow and debt and talk about our investment and capital expenditures.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

Before I get into my presentation there are some things I want to cover with you. First, of all as Lew mentioned, bookings are converting to sales and you’re starting to see an acceleration in sales.

Also with risk respect to our pump division our annual trends remain strong this is not a quarter to quarter business. Mix and timing of sales can impact margins. In fact Q3 over Q3 we saw a 800 basis point shift in original equipment sales as original equipment sales grew faster than after market.

With respect to SG&A, we’re seeing that the impact of additional finance resources and professional fees has slowed. Having said that, one third of the total SG&A increase for the quarter, and the year has resulted from an increase in sales resources commission, sales travel and related expenses. This is an investment in our company to secure the bookings growth.

Also the SG&A was impacted in the third quarter by a stock modification of $5.6 million as well as stock option expense which is new this year. With respect to working capital we continue to fund growth in orders with operating cash flow.

In addition, we put $36 million into our pension plan and paid $38 million in professional fees. I’ll remind you that growth and orders result in an increase in inventory and commissions. Also, as we ramp up sales we expect to see accounts receivables increase.

Turning to Slide 14, I’ll review our pump division with you. As you can see for the third quarter bookings increased 19.4% — a record quarter. For the year bookings have increased 35.8% to 1,546,000,000.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

And I will remind you that the ramp up in orders in the pump division began in the third quarter of ’05 for the third quarter increase is lapping a bigger increase last year.

If you look at sales, sales for the third quarter increased 24.6% to 401 million as we start to see the conversion of bookings to sales. For the year sales have increased 12.2% to 1,116,000,000. Earning to gross profit, gross profit increased $18 million or 20%. Gross margin did decrease by 100 basis points.

And let me review some aspects of that as Lew mentioned, we did see a shift of OE is to sales – more sales were OE. Also there were timing of shipment as well as few discreet charges in the third quarter that impacted gross profit.

If you look at the year to date gross profit increase of 15.2% or $41 million to $309 million the annual trend remains strong. In fact, gross margin increased 70 basis points, 27.7%.

If you look at operating income, operating income for the quarter in the pump division increased $10 million to $39 million. And margin improved 70 basis points, though despite the decrease in gross margin percentage operating margin increased 70 basis points.

If you look at the growth of operating income year to date we had a $17 million increase to $111 million. And operating margin improved 140 basis points.

I’ll refer back to the gross profit increase for the year to date of 70 basis points and point out that we were able to leverage a 140 basis points of operating margin increase on that gross profit increase.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

As I mentioned this is not a quarter to quarter business one example I’ll give to you is if you look back in Q4 of 2005, we had (unintelligible) 15% operating margins. So the results can fluctuate from quarter to quarter but annual trends remain strong.

If you look in the third quarter in our flow control division, they had outstanding performance. In the third quarter bookings increased 14.8% to $264 million. Year to date bookings increased 15.8% to $806 million.

This represents a stable growth in bookings. If you look at sales for the third quarter, sales increased 14.8% $258 million. And year to date sales were up 9.8% to $728 million.

Again in the flow control division we are seeing accelerating growth. And I will point out at this point that the sales mix was 87% original equipment and the balance was after market.

If you look at gross profit you can see gross profit increase $15 million to $87 million representing 180 basis point increase in gross margin. Year to date gross profit increased 14.6% to $248 million representing a 140 basis point increase in gross profit.

Operating income for the third quarter increased $9 million to $34 million or 13.1% operating margins a 180 basis point increase. Year to date, operating income has increased $15 million or a 120 basis points of operating basis margins to 12%.

We are getting good leverage on our original equipment sales in this division. We are seeing accelerating growth and strong gross profit in operating margin efficiency.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

Turning to our flow solutions division we see continued outstanding performance. Bookings increased 7.8% to 126 million. Year to date bookings increased 6.5% to 376 million. Sales for the third quarter increased 8.6% to 123 million and year to date growth was 11.6% with 366 million.

What we are seeing in the flow solutions division is stable growth in bookings and sales. The mix of sales was 25% original equipment, 75% after market.

Earning to gross profits you can see that the stable growth in bookings and sales has yielded increasing efficiency in gross margin and operating income. Gross profit increased $6 million in the third quarter to $56 million representing a 130 basis point increases in gross margin.

For the year gross profit has increased 13.7% a $164 million representing an 80 basis point increase in gross profit. Turning to the operating income line you can see that operating income increased $3 million to $26 million for the quarter representing a 50 basis point increase operating margin.

And for the year we saw a $10 million increase in operating income to $76 million that was a 15.6% increase and margins increased by 70 basis points. We are seeing stable growth in the flow solutions division with improving gross and operating margins.

Turning to Slide 17, I’ll review the consolidated income statement. Sales increased in the third quarter by $121 million or 18.7% to $771 million. Gross profit increased by $37 million or 17.6% to $248 million.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

Gross margin did decrease by 30 basis points driven by the gross margin decrease in our pumps division. SG&A increased $32 million and I’ll review that with you in just a moment.

If you look at operating income, operating income increased by $5 million which represented the incremental gross profit offset by the SG&A increase.

If you look at interest expense, interest expense reduced by $3 million which reflect the impact of our refinancing last year offset by an increase in LIBOR rates and working capital needs.

Net earnings of $27 million or forty eight cents represent a $22 million increase or a 40 cent increase versus last year. I’ll remind you as Lew did that last year we took $28 million charge in the third quarter, in connection with our refinancing.

Turning to our year to date consolidated income statement you can see that trends remained strong. Sales increased by $221 million or 11.3% $2,178,000,000. Gross profit increased by $89 million or 14% to $714 million. Gross margins during the year has increased by 90 basis points.

SG&A has increased by $56 million and we’ll discuss that on the next slide. Operating income for the year has increased $33 million or 24% to $170 million.

And operating margins have increased 80 basis points 7.8%. Interest expense has gone down by $11 million as I mentioned earlier impacted by the refinance in change in rates and working capital.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

A net earnings of $74 million or a $1.29 for continued operations represent a $47 million increase or eighty two cent increase also taken into consideration the refinance charge from last year.

Turning to Slide 19 I’ll review SG&A with you. I’ll pay particular focus to Q3 of 2006. You can see that we had a $32 million increase from 156 million last year in the quarter to 188.

This was driven by a $14 million increase in salary and benefits. And I’ll break it out as follows; we saw a $7 million increase in selling resources in commissions during the quarter as we invest into our bookings growth.

In addition, we also saw a $2 million impact in connection with the annualization of the pension plan and our change in pension assumptions from last year. Also I’ll point out that last year we had $5 million of credits in SG&A in connection with medical claims and insurance benefits that did not occur this year.

That comprises the most of the $14 million change. With respect to stock based compensation you can see a $9 million increase quarter over quarter.

The primary driver that is the $5.6 million stock modification that occurred during the third quarter, as well as the additional option expense under FAS 123R. You can see the finance professional fees went down in the quarter relative to last year, travel went up by $3 million.

And as we’ve discussed before about half of this comes from the selling and marketing organization as we drive bookings growth and the other half comes from our increased compliance efforts as we internalize our internal audit and

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

compliance project, as well as our management and leadership group going to the sites to drive continued performance.

Research and development increased by $1 million versus the last quarter and has been $4 million for the year. What I want to point out is that there is a lot of research and development that is in cost of sales or customer directed.

Which is significant above the amounts increase you see here, we are continuing to invest in R&D in our company, either directly or through our customers.

Turning to Slide 20 I’ll review with you briefly professional fees you can see that they are starting to trend down. We believe that these are more than the normalized run rates as you can see as we’ve committed to you that these fees are starting to trend down.

On Slide 21 I’ll review with you briefly an earnings per share attribution analysis. You can see that year over year, year to date that we’ve received a $1.58 improvement from gross profit improvement. Offset somewhat by an increase in SG&A and option expense.

Turning to Slide 22 I’ll now review with you our working capital. If you look at the third quarter of 2005 you see that receivables represented 15.9% of sales. I’ll remind you that we had at that time and place a secularization which took certain receivables off balance sheets. That represented about 1.2% of sales.

So if you add that to the 15.9% on a comparable basis we are at 17.1%. This year into Q3 of 2006, we saved 17.8% as a percent of sales in receivables.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

That is a growth in connection with the acceleration of the sales growth that you saw in the third quarter.

With respect to inventory, we talked about this before that orders are followed by inventory and commission. We did see inventory grow from 15.2 to 16.8%. As we have started to create inventory that executes the sales in different periods.

I will point out that in the 16.8% that does not include $81 million of progress billings that we have in accrued liabilities which would represent approximately 2.8% of sales.

If you look at our cash flow statement on Slide 23, I’ll point – I’ll call your attention to the cash provided by operating activities, we generated $14 million.

We are funding the growth in our operations through our operating cash flow in addition to this we did pay $36 million in pension payments this year and approximately $38 million in professional fees.

Slide 24 shows how we historically paid our debt down and it’s remained stable over the last year as we continued to invest in our company. Which brings me to our last slide, Slide 25 you can see the capital expenditures year to date.

In the pump division we’ve invested $17 million. This includes our end of year expansion additional capacity to serve our increasing Middle East business. And other required strategic expansion.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

If you look at our Flow solutions division you can see that year to date we’ve spent $10 million. One of the primary drivers has been our Mexico expansion to drive more low cost manufacturing.

And finally if you look in – under the IT capital expenditures this represents our investments and systems and our ERP platform. Bottom line is we continue to invest in our business to support growth. And with that I’ll conclude my comments and turn it back over to Zac for question and answer.

Zac Nagle:	Operator I’d like to turn it over.

Operator:	At this time we will begin taking questions. If you wish to ask a question, please press star 1 on your touchtone keypad, to withdraw your question press star and the number 2. Please remember that in the interest of time we must limit everyone to one question and one follow up question.

You are welcome to reinsert your self in the queue by pressing star 1 again. Thank you.

Our first question is from the line of Scott Graham with Bear Stearns.

Scott Graham:	Yes good morning.

Mark Blinn:	Good morning Scott.

Scott Graham:	I really just have one or two questions for you. The – I know that guidance is not something that you guys are going to do and you know I’ve told you before I commend you for that.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

The corporate line however, should it be benefiting by more than just the reduction of professional fees then what we’re – you showed a little bit of a sequential improvement there. But, obviously the corporate expense number is still a pretty high number.

Is that a number that can go down over time beyond the professional fees?

Mark Blinn:	Yes Scott we talked about the professional fees before and when I pointed out for the third quarter is we are not at normalized run rates. Having said that and we’ve talked about this before that we do think we have opportunity from a event driven efficiencies in our corporate line.

And then also we’ve talked about that over time as we start to simplify our platform with our ERP systems that will also drive efficiency in our SG&A number from a consolidated basis. So that is all of our SG&A spend.

Scott Graham:	That’s helpful my follow-up question is simply that within your 10Q you wrote a lot of about how the sales trends were improved from your – what is you call the EMA regions and sort of rest of world if you will.

But certainly there is a lot of activity going on in the United States in oil and gas and in chemical. Could you speak to that a little bit what you guys are seeing and you know right here in the U.S. what you guys are benefiting from. I assume those sales are up.

Lewis Kling:	This is Lew, as I mentioned in the presentation we are seeing increased orders and therefore they will become sales in North America. And that comes really from what’s going on in Canada obviously and a lot of the refineries around the United States.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

They may not be building new refineries and they haven’t since 1972 but they are really expanding, also the after markets are expanding. So looking at the entire North America area its been an expansion market force.

Scott Graham:	I guess Lew you hit on a point that I maybe I wanted to explore a little bit further on this. Maybe just one market that I’d like to drill down into more of the refining market where there has been a fair amount of turnaround activity in 2006 because refining margins have been so volatile. A lot – a number of operators as we understand it have from time to time taken things down.

And I guess I’m a little bit surprised that, that did not help you in terms of after market mix in your pump business.

Lewis Kling:	We still feel that big bubble of after market business when they take things down that is probably still in front of us. We have seen some of it, but a lot of these facilities have been taken down yet because of the price of oil holding where it is.

Taking down some of the facilities to change out and make some modifications is very expensive. So we’ve seen some but we think there is a lot more out there.

Mark Blinn:	And Scott I have pointed out and we talked about this on the last call. If you look at our after market growth on an absolute basis has grown. It’s just with a lot of our projects wins that we started experience towards the end of last year original equipment orders and sells are growing at a much faster rate.

So it’s not to suggest that we are not seeing improvement – growth in the after market we are.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

Scott Graham:	Very good thank you.

Operator:	Your next question is from (Michael Snyder) with Robert W. Baird.

(Michael Snyder):	Good morning guys.

Mark Blinn:	Good morning (Mike).

(Michael Synder):	Just want to focus on pump margins for a minute, specifically Mark you mentioned that there were discreet expenses that hit the pump group this quarter that sound like they were unusual or maybe differently timed then you had expected.

What dollar amount were they and I guess were they and I guess what did they relate to?

Mark Blinn:	(Mike) it was approximately $2 million and it related to specific warranty issue. We had a benefit plan that took a charge and also some lower cost to market adjustments. Some of those are permanent and some of those can reverse in future periods.

(Michael Snyder):	I’m sorry you said a benefit plan?

Mark Blinn:	Yes it was a specific benefit union plan where we took a charge.

(Michael Snyder):	Okay that is part of the warranty issue you mentioned or is that over.

Mark Blinn:	No that’s separate, the benefit plan, the warranty issue, the lower cost to market our three of the items that really comprise that – those discreet charges.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

(Michael Snyder):	Okay and then specifically in the Flowserve pump division. During the quarter the incremental margins on the higher volume were significantly lower than the trend line had been.

Can you discuss while there is certainly a much greater mix of project activity it still looks like incremental margins were lower certainly than I had expected and lower than the trend line.

Can you give us some color in terms of what projects have shipped this quarter and that trend system margin profile going forward. You’ve mentioned timing issue what were they and how much did that impact the incremental margin as well?

Mark Blinn:	Yes, I mean as Lew mentioned we had a couple of shipments that were late. There was one particular nuclear project that did not ship in the third quarter and has shipped in the fourth.

And as to your comment on the incremental margins, in the first half of this year you had a different after market mix as the overall percent of sale if you’ll recall. And actually sales growth had been slower during that period of time.

As you start to see original equipment accelerate while they do have on a relative basis it may drive incremental gross margins down it is still accretive we believe going forward to our gross margins and to our operating income.

And that is what I wanted to point out when we reviewed the gross profit for the quarter and year to date for the pump division you saw growth and absolute dollars in the gross profit.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

And even though gross margins for the third quarter went down operating margins went up. And the point here is these are very large volume – dollar sales and anything that is really accretive to our operating margins and to our gross margins will take them up on a large dollar sale.

(Michael Snyder):	Well that probably strives to the heart of the – the stock being down this morning and what the potential is going forward. Gross margins and pumps in the fourth quarter.

If you adjust for these timings – timing of the nuclear projects and some of these other expenses, should we expect gross margins in pump to be up year over year in the fourth quarter? Because that would presumably mean that much of this third quarter negative reverses itself and makes it up in the fourth quarter.

Mark Blinn:	Well yes I don’t want to guide on the fourth quarter margins (Mike). But you know a couple of things to call out, there was a project that shipped late. And so we will get the benefit of that in the fourth quarter and to the extent some of these discreet items reverse you get the benefit in a future period as well.

The only thing that I will call out to you is the fourth quarter historically has been a very strong quarter in our pump division and that’s why I pointed out the fourth quarter of last year they had 30% margins and 15% operating margins. So they get phenomenal leverage through there income statement.

But with that said I really don’t want to guide to fourth quarter margins. But do point out that we do like our annual trends in all of our businesses.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

(Michael Snyder):	Just a follow up on that though. So fourth quarter of last year you were right pump had an extraordinary performance of 14.9 operating margin. Is there anything unusual though in that number that next quarter we are going to be talking about that was unusually beneficial to that fourth quarter or was it volume?

Because I am trying to get expectations in line here so at next quarter we are not talking about a decline against the tough comparison because of some unusual benefits in fourth quarter of last year.

Mark Blinn:	As I said not to comment of the comparison quarter over quarter but there was really nothing significant in that quarter last year. And you hit the point on the operating margins.

And the gross margins were 30% it shows you the ability of incremental gross margins and how that can flow through your operating margin line.

That is your operating and fixed cost leverage.

(Michael Snyder):	So in other words 14.9 last year was a reasonable expectation there is no unusual benefits or negatives in that number.

Mark Blinn:	There is nothing significant in there (Mike).

(Michael Snyder):	Okay, thank you I’ll get back in line.

Operator:	Your next question is from the line of (Mark Granzinsky) with Needham & Company.

(Mark Granzinsky):	Good morning

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

Mark Blinn:	Good morning (Mark).

(Mark Granzinksy):	Not to stick to the same topic as (Michael) there but just looking at the quarter and I had some trouble with my speakerphone here but. Did you have – did you mention the percentage of OEM business in the pump division for Q3 and if so could you just...

Mark Blinn:	For Q3 it was 60% original equipment versus 40% and that’s compared to 52 versus 48 last year.

(Mark Granzinksy):	52 to 48 okay great thank you. And looking at the backlog in the pump division what percentage would you say is OEM of that remaining backlog.

Mark Blinn:	A good portion of the backlog in the pump division is project work.

(Mark Granzinksy):	Okay so would you – would it be fair to say greater than 60%?

Mark Blinn:	I don’t have that number with me right now we don’t report out on that number. But if you look at it there is a lot of book and ship projects but these projects tend to have long lead times so they will manifest themselves in a backlog number. So, a significant portion of the backlog is project work.

(Mark Granzinksy):	And my follow up to that is you know given that percentage are you and I know you touched on it in prior questions, do you feel comfortable that even with that project business lingering that you have a pretty good grasp of the gross margins for that division right now — are you confident that you know there is potential there for that to grow?

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

Mark Blinn:	Yes, we do I mean as we talked about we’ve talked about the shift the timing and some discreet items we know specifically what’s going on, what action plans we need to take, what we need to do. And we are confident. I’ll point out as I did in the flow control division, they had 87% original equipment. And look at their efficiency and performance.

(Mark Granzinksy):	Right.

Mark Blinn:	Original equipment can be very good business.

(Mark Granzinksy):	Yes. Just wanting to clarify here.

Mark Blinn:	Sure.

(Mark Granzinksy):	And Lew just one question for you – I just looking at the environment right now you know being current and you having a different perspective going forward what is your feeling on the acquisitions right now? You know how is the environment?

Lewis Kling:	Well we have become now an inquisitive company I guess most officially because I brought on board some people to start looking at acquisitions. So we are listening we don’t have to do an acquisition.

We feel we have the products that we need in the marketplace and obviously we are doing pretty well with those products. But we are beginning to look, and that’s about all I can say right now. We have done by the way in the last year a couple of very small acquisitions.

One in (Perth) and a few other places and they are basically technology acquisitions or the one in the Czech Republic – instead of building a QRC we

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

actually purchased a QRC. Though we have been doing a little bit but going forward we are becoming inquisitive.

Mark Blinn:	And (Mark) let me add to that, you know as we evaluate opportunities out there we really evaluate them versus other alternatives of use of our cash flow. And the other things that we will consider is if you look in the markers right now we are well aware of well evaluations are.

And also we will also take into consideration the cost of complexity with any potential acquisition and price that in. So, you know these will be socks and integration and other issues as well.

All that will be considered and the bottom line is that it needs to drive us to our 15% margin target and also it needs to return an excess of our cost of capital. Those are going to be the parameters as we look at things.

(Mark Granzinksy):	Okay thanks for the color and thanks for taking my questions.

Operator:	Your next question is from the line of (Wendy Kaplan) with Wachovia.

(Wendy Kaplan):	Good morning.

Mark Blinn:	Good morning (Wendy).

(Wendy Kaplan):	In terms of your OEM related project business in the pump group. Can you give us some indication how much of that business is (sentriphical) pumps versus processed pumps.

Certainly as you know the process pump aftermarket is relatively insignificant in terms of versus the (sentriphical) pump business.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

Mark Blinn:	(Wendy), you know actually I don’t have that information with me.

(Wendy Kaplan):	Okay perhaps we can get it later.

Mark Blinn:	I am happy to share that with you later.

(Wendy Kaplan):	A follow-up the management of Flowserve the prior managements and current and the predecessor company’s have spoken about this negative mix shift towards project pumps for at least 10 years.

Given the presence of pump pirates who try to aim to secure that business. And the fact that that strategy paid off what gives you the confidence that it’s a good thing this time around?

Mark Blinn:	You’re talking about the shift of original equipment versus aftermarket?

(Wendy Kaplan):	Exactly in the pump...

Mark Blinn:	Two things, one overall for the pump business that are aftermarket business is continuing to grow. And the other thing is the discipline around the way we price our original equipment bids.

This is a stronger market than it was a couple of years ago, and we believe we are taking market share and have pricing power.

So that is what gives us confidence going forward is that we’re getting the type of business and pricing that we want, and a lot of that has been driven by on time delivery and the fact that our relationships are better with the engineering contractors and our customers. That’s what gives us confidence.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

(Wendy Kaplan):	Okay, and the question about the on time delivery now at 90% is there any meaningful contribution in that number? From customers delaying shipments have there been any cancellations can you comment on that please?

Mark Blinn:	Sure. We haven’t seen any significant cancellations (Wendy), we do from time to time and it is not frequent see a customer during the project maybe extend a month or two.

I think more significant (Wendy) what were seeing is at the onset of the relationship or in the contract we are seeing customer’s direct longer lead times.

And for their capacity planning their supply planning and the benefit to us is it helps plan our capacity as well.

(Wendy Kaplan):	Okay finally one quick one. About four years ago we wrote a note talking about your Flowserve strategy to prior management of moving production to low cost regions. At the time the manufacturing in low cost countries was about 9 or 10% of sales. Can you talk about where we are now in that process.

Lewis Kling:	Well in the last two years (Wendy) it has increased over 50% it’s probably more closer between 20 and 30% right now. And will continue to look at that. As you probably know we are opening a pump valve and seal manufacturing facility in (Suzhou), China.

And that will happen in March. We are opening up a new pump manufacturing facility in Combatore, India we’re expanding the valve facility when pump moves out of Bangalore.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

We are also putting engineering centers into India, we have right now the engineering center for the development of our seals actually in (Soni), India. And we are looking at putting an engineering center into China.

We’ve also adding a lot of capability especially in machining capability in machining centers into Mexico. Though we have a major move in all the low cost areas to make sure we have the products being built in the lowest cost facility.

(Wendy Kaplan):	Thank you very much.

Mark Blinn:	You’re welcome

Lewis Kling:	You’re welcome.

Operator:	Your next question is from the line of (Charles Bradey) with BMO Capital markets.

(Kuno Sing):	Good morning this is actually (Kuno Sing) in again for (Charlie).

I just have a quick question on your valve segment. I think you’ve mentioned within the Q that the chemical orders were coming back and obviously you had a really nice spike in the margins of this quarter.

And we understand that you don’t provide guidance but can you sort of comment on whether this current trend it’s sustainable – or its just sort of a general idea as to where you are heading there and a couple of follow ups after that.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

Mark Blinn:	Sure well if you look at our valve division there are getting accelerating sales and what you’re also seeing is the benefit of where the markets are at right now in pricing and there focus on execution. When they deliver on time the customers will pay them for it.

Also in terms of the low cost sourcing and manufacturing that we talked about earlier they are moving aggressively into low cost manufacturing markets is giving them additional spreads in their margins.

But we are seeing strength in their markets strong execution in their business and that’s flowing through and efficiency in terms of their gross margins and operating margins.

(Kuno Sing):	Okay perfect, and just a follow up when these earlier question about lead time. Can you give us an idea as to how – I mean did the customers play a big part – I mean I understand that a customer preferring in long lead times was definitely a contributor.

Was that a very meaningful portion of the longer lead time, and also why are the customers preferring longer lead time again I’m not sure if I heard it correctly thank you.

Mark Blinn:	Sure, yes that is a big portion of why we are seeing what we’ve talked about earlier the conversion of bookings to sale has slowed recently because –primarily because of longer customer directed lead times, in addition to that, and it correlates to that we are seeing larger projects just larger dollar, larger plants being built that take more time.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

We think this is really being driven by you know a couple of things the general supply out there. Keep in mind our products represent maybe 6 to 8% of an overall plant.

And so there is our – a lot of other constituencies that the customer has to deal with, so, to that point they are negotiating longer lead times. Also, we think that there is they are getting us in the queue in other words securing manufacturing slots early on.

The point that I had is that also gives us a better planning cycle for our capacity management and our supply base as well.

(Kuno Sing):	Okay and finally of the current (unintelligible) can you give us an idea as to how much of that can be realized over the next 12 months?

Mark Blinn:	Yes, we don’t really want to give guidance on the backlog going forward. But I think the point we’ll make and we talked about this on the last call, relative to bookings, conversion to sales is that you are starting to see the bookings convert to sales and sales accelerate.

(Kuno Sing):	Thank you.

Operator:	You’re next question is from (Michael Snyder) of Robert W. Baird.

(Michael Snyder):	Mark I apologize for the granularity here. If you could look at the fourth quarter pump on mix from last year. I’m just trying to get a sense of we were up 8 points in OEM mix in pumps this quarter. What is the comparison for the fourth quarter?

Mark Blinn:	I’m looking (Mike).

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

(Michael Snyder):	That’s fine.

Mark Blinn:	I’ve got three months to the nine months year to date.

Mark Blinn:	Let me just kind of tell you some of the shift we have seen. Year to date the mix of OE to aftermarket was 5644. So even on a year to date basis you saw it trend up.

(Michael Snyder):	Right.

Mark Blinn:	You know 400 basis points. And I would say that just based on general reconciliation it was probably closer to the 52 – 53% last year but that is without having the numbers right at hand.

(Michael Snyder):	And the reason that I asked is I’m trying to get sense you had a eight point jump in OEM mix this quarter year over year does that figure grow in the fourth quarter?

Mark Blinn:	In terms of do you mean in terms of equipment?

(Michael Snyder):	(Unintelligible) yes.

Mark Blinn:	Yes, again I don’t want to guide on what well see in the fourth quarter. I can tell you that we did see starting last year strong bookings growth trend more towards original equipment.

So you are starting to see the impact of that. As to what it’s going to be in the fourth quarter, we were still seeing strong aftermarket sales on a growing basis.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

But as I pointed out early, original equipment is going very quickly. So I’ll just give you those general indications without actually setting what we think the ratio will be in the fourth quarter.

(Michael Snyder):	And what I’m getting at (Mark) is just another way of attacking is the fourth quarter margin in pumps going to be up or down because if the mix started to shift dramatically in the fourth quarter of last year, and unfortunately that data wasn’t in 2005 K.

But if the fourth quarter started that mix shift it would seem to me the incremental hit from shipping more project were in the fourth quarter would be lesser so than it was this quarter which again would seem to enable you to at least hold margins flat or grow in pumps in the coming quarter?

Mark Blinn:	Yes, I mean that makes sense what I want to point us you know I guess simply put is if you have $2.00 of after market at 50% flow through or $10 at 25% margins. All right you still get accretive value to your operating margins and you can to your gross margins as well.

We are staying disciplined about how we take projects in and these are large dollar projects that come through with good gross profit dollars which go down the operating income lines.

So, you know two things to mention, if you see the execution on our original equipment and our flow control division you can make good margin off of that.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

And we believe we can do that as well in the pump division and with the size of the growth we think that will contribute to operating income and operating margins to get us to our target.

(Michael Snyder):	And if you look back over the next three years, pump margins in the third quarter have sequentially been down from second quarter to third quarter is that primarily just Europe taking vacation during the third quarter? Or why aren’t pump margins usually lower in the third quarter versus the second quarter as they were this quarter?

Mark Blinn:	I hate to admit it but you are spot on. It is – a lot of it is Europe which has been very strong for us but, you’re right we have seen that sequential trend but one of the reasons is you know August is a slow month in Europe.

(Michael Snyder):	Okay, fair enough. And then final question just on the commissions, at our conference this week you were discussing how many of the commissions paid on project work or paid at that time of booking not necessarily the time of shipping.

Mark Blinn:	Right.

(Michael Snyder):	Is that — how does that play through the P&L now as project work becomes so significant in the mix and specifically not quantitively but qualitively how not it hurt the third quarter?

Mark Blinn:	Well I went through it earlier I mean if you look at the impact of selling and selling related expenses that was third of our G&A increase in the quarter and has represented a third of our SG&A increase for the year.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

It is significant but the point is that as we talked about commissions and inventory follow up booking but lead a sale. And so as you get to that point of critical mass for the lack of a better term — as your sales start to accelerate, then you start to benefit and get leverage across those expenses but the expenses come first.

(Michael Snyder):	Precisely, okay thank you.

Operator:	Please remember if you wish to ask a question press star 1. In the interest of time we most limit everyone to one question and one follow up question. Thank you for your cooperation.

Your next question is from (Jim Song) with (Cabelle and Company).

(Jim Song):	Hi good morning.

(Mark Blinn):	Good morning Jim.

Lewis Kling:	Good morning Jim.

(Jim Song):	Yes I was wondering if you could just kind of give us an idea what you think the normal run rate is for corporate expense? Maybe you give it as a percent of sales or maybe in absolute dollars.

Mark Blinn:	Yes those go back to the issue of guidance (Jim) and let me just tell you that we do expect our fees to normalize. We do not see that as we start to achieve the sales behind the bookings that we have that we going to need to lever up our SG&A on a pro rata basis so we should get leverage.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

So I would expect as percent of sales over time we will be able to drive that down for a number of reasons, one on the fees and the other one as start to simplify our platform over the next couple of years we get SG&A efficiency.

(Jim Song):	How long do you think it will take to get to a level where you think it will be more normalized?

Mark Blinn:	The sooner the better (Jim).

(Jim Song):	Okay. And then just shifting gears in terms of the flow control you’ve done a great job in the execution. Is there anything different in that business that you can’t repeat in the pump?

Mark Blinn:	Not at all I mean one thing that is distinct is just the size and the duration of the project. But there are a lot of things that are transferable and that’s the point I wanted to make.

Is if you look at our seals business and you can see its performance at 75 % after market, roughly 25% original equipment so you can see the power of the after market business. But that is not to say that there isn’t power in original equipment business with the mix you see in the valve group as well.

So we think that we can lend those benefits right to our pump division and we’re starting to see it.

(Jim Song):	Okay, great thanks very much.

Mark Blinn:	You’re welcome.

Operator:	Your next question is from (Matt Cosnotch) with (Glovis Capital).

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

(Matt Cosnotch):	I have another question about the pump margin in the quarter.

Mark Blinn:	Sure.

(Matt Cosnotch):	Pump revenue was up 14 million from the second quarter and the profit was down 8 million. The margin in the second quarter was obviously 12.1 and then it went to 9.7. How much of the margin going down was the wave of OE that was coming through versus these run off situations like late order shipments.

And my second question is could you just explain a little bit more about why shipping orders late effects your margins in this quarter? Were there cost you accrued on those orders that you won’t have when you ship the order? Can you explain that a little bit more please?

Mark Blinn:	Yes I mean I’ll explain that a little bit more briefly. What I want to point out is keep in mind the gross profit and the pump division went up year over year and quarter over quarter on a year to date basis and a quarterly basis. But yes you know on the margin basis the original equipment shipped.

All of the things being equal will tend to have a downward impact on your incremental margins going forward. Having said that, those incremental margins may still remain very strong and it will be accretive to operating margins for us.

On the second question, timing of a shipment can have certain costs adjustments when you don’t recognize all the revenue depending on whether it is percentage of completion or a project that falls under our requirements for

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

percentage of completion as you build up the cost and don’t realize the revenue until you achieve the sell.

So there is, it either can be percentage of completion or smaller projects or other service items that are delayed shipping where you don’t really receive the benefit and you have aggregated the cost.

(Matt Cosnotch):	So I think you are talking about some one time stuff in here earlier, $2 million that was in the pump margin right?

Mark Blinn:	Yes.

(Matt Cosnotch):	that would have been 50 basis points there. And how much do you think this late shipment affected the margin in the quarter?

Mark Blinn:	From what? What I’m talking – from if it was 50/50 mix I mean we’ve got to have kind of a standard variation and it’s probably really not worth really going into that analysis here. The point that I want to make is that you know original equipment business doesn’t mean that margin are going down.

It is good dollar volume business we’ve got pricing discipline around it, and it continues – it certainly can continue to drive operating income, gross profit growth and operating income growth.

And the way that I have highlighted that is if you look at despite the fact that we’ve had a 100 basis point decrement in our margin, we were still able to improve operating income by $10 million or 70 basis points.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

And if you look year to date we had a 70 basis point increase in gross margin and over 100 — approximately 140 basis point increase in our operating margins.

Operator:	You have a question on the line from (Charles Bradey) with BMO Capital Markets.

(Charles Bradley):	Hi I just had a couple of follow ups. Within your 10-Q you talk about incurring some expenses related to the upcoming IRS audit for 2002 through 2004. I know you mentioned you expect to incur some expenses that are similar in nature to the ones that were incurred in 99 through 2001.

Do you think – I mean obviously I guess you can’t comment on the exact figures but do you expect the amount to be to deviate much from what it was in the previous audit?

Mark Blinn:	Well – yes – let me just talk about this, I mean this is a regular audit of the company for 2002 to 2004 and what we did indicate was in the prior audit, we had gotten behind on providing some documentation and reconciliations, we’ve been very aggressive on that going forward and we have spent professional fees to make sure that we are very responsive and we have been, and it’s going well.

So with that point we are investing fees right not to make sure that we are very responsive. The audit will take a period of time and it is yielding good results.

So, I do – we’re going to do whatever it takes to be very response. Now and going forward, but I do expect that it will start to trend down in terms of the professional fees we’re going to have to spend to achieve that.

FLOWSERVE
Moderator: Zac Nagle
11-10-06/10:00 am CT
Confirmation # 1805129

(Charles Bradley):	Okay, and finally you mentioned the strength in the Russian district heating market as one of the drivers beside bookings in the valve business. Can you give us a little bit more color on what’s going on over there why it’s strong?

Lewis Kling:	Well we’ve seen in Russia there is a awful lot of demand coming in for heating with people moving and people getting into new homes or places where they may be. Our valve business is seeing just expansion in all areas for all those types of valves.

(Charles Bradley):	Thank you very much.

Operator:	We have reached out allotted time for questions. I will now turn the call over to Mr. Nagle for closing remarks.

Zac Nagle:	Thank you all for joining us (unintelligible).

Operator:	This concludes Flowserve’s Third Quarter Earnings Conference Call. Thank you for your participation.
END